THE DREYFUS FAMILY OF FUNDS
(Dreyfus Family of Funds—Funds Included on Schedule A)

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

1.           Class Designation:  Fund shares shall be divided, except as otherwise noted on Schedule A, into Class A, Class B, Class C and Class I and, if indicated on Schedule A hereto, Class J and Class Z.

2.           Differences in Services:  The services offered to shareholders of each Class, unless otherwise noted on Schedule A, shall be substantially the same, except that Right of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares, and Dreyfus Express® services shall be available only to holders of Class Z shares.  Certain automatic investment plan privileges are not available to holders of Class B shares.

3.           Differences in Distribution Arrangements:  Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more.  The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule B hereto.

Class B shares shall be offered only in connection with dividend reinvestment and exchanges permitted by the Exchange Privilege.  Class B shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class B shares, are set forth on Schedule C hereto.

Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC and shall be charged an annual distribution fee under a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan pertaining to the Class C shares, are set forth on Schedule D hereto.

Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including IRAs or IRA "Rollover Accounts" (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the "Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, and (vii) with respect to Class I shares of those Funds indicated on Schedule A hereto, certain funds in the Dreyfus Family of Funds.

Class A, Class B, Class C and Investor shares shall be subject to an annual service fee at the rate of .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.

Class J shares shall be offered at net asset value only to certain shareholders as set forth on Schedule A hereto.

Class Z shares shall be offered at net asset value only to certain shareholders as set forth on Schedule A hereto.  Class Z shares shall be subject to an annual service fee at the rate of up to .25% of the value of the average daily net assets of such Class pursuant to a Shareholder Services Plan.

4.           Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under a Distribution Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.           Conversion Features:  Class B shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule E hereto.  No other Class shall be subject to any automatic conversion feature.

6.           Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of:  February 4, 2009

SCHEDULE A

Name of Fund	Date Plan Adopted

Advantage Funds, Inc.	February 25, 1999
(Revised as of March 2, 2010)
--Dreyfus International Value Fund††
--Dreyfus Strategic Value Fund††
--Dreyfus Structured Midcap Fund
--Dreyfus Technology Growth Fund
--Dreyfus Total Return Advantage Fund***††
--Global Alpha Fund***††
--Dreyfus Global Absolute Return Fund***††
--Dreyfus Midcap Value Fund***††
--Dreyfus Global Real Return Fund***††

Dreyfus Dynamic Alternatives Fund, Inc. ***	March 3, 2010

Dreyfus International Funds, Inc.	September 9, 2002
(Revised as of September 22, 2009)
--Dreyfus Emerging Markets Fund
--Dreyfus Brazil Equity Fund***††

Dreyfus Investment Funds	December 3, 2008
(Revised as of October 29, 2009)
--Dreyfus/Newton International Equity Fund***‡
--Dreyfus/The Boston Company Emerging Markets Core Equity Fund***‡
--Dreyfus/The Boston Company Large Cap Core Fund***††‡
--Dreyfus/The Boston Company Small/Mid Cap Growth Fund***††‡
--Dreyfus/Standish Intermediate Tax Exempt Bond Fund***‡
--Dreyfus/Standish Global Fixed Income Fund***‡

Dreyfus Investment Grade Funds, Inc.	October 18, 2007
(Revised as of December 1, 2008)
--Dreyfus Intermediate Term Income Fund

Dreyfus Manager Funds I	November 17, 2003
(Revised as of September 30, 2009)
--Dreyfus S&P STARS Fund
--Dreyfus S&P STARS Opportunities Fund††
--Dreyfus Alpha Growth Fund††

Dreyfus Manager Funds II	October 14, 2003
(Revised as of December 1, 2008)
--Dreyfus Balanced Opportunity Fund**#

Dreyfus Opportunity Funds	April 17, 2000
(Revised as of August 12, 2009)
--Dreyfus Natural Resources Fund††
--Dreyfus Global Sustainability Fund***††

Dreyfus Premier Equity Funds, Inc.	September 11, 1995
(Revised as of December 1, 2008)
--Dreyfus Capital Growth and Income Fund

Dreyfus Premier Investment Funds, Inc.	April 24, 1995
(Revised as of August 12, 2009)
--Dreyfus Greater China Fund
--Dreyfus Emerging Asia Fund***††
--Dreyfus Diversified International Fund***
--Dreyfus Global Real Estate Securities Fund***††
--Dreyfus Large Cap Equity Fund***
--Dreyfus Large Cap Growth Fund***
--Dreyfus Large Cap Value Fund***
--Dreyfus Diversified Global Fund***
--Dreyfus Satellite Alpha Fund***
--Dreyfus Diversified Large Cap Fund***

Dreyfus Premier Worldwide Growth Fund, Inc.	April 12, 1995
(Revised as of July 15, 2009)
--Dreyfus Worldwide Growth Fund††

Dreyfus Stock Funds	January 27, 2003
(Revised as of September 23, 2009)
--Dreyfus International Equity Fund††
--Dreyfus Small Cap Equity Fund

Dreyfus Research Growth Fund, Inc.***##††	July 15, 2008
(Revised as of July 15, 2009)

Strategic Funds, Inc.	September 17, 2002
(Revised as of September 23, 2009)
--Dreyfus Active MidCap Fund
--Emerging Markets Opportunity Fund***††
--Global Stock Fund***††
--International Stock Fund***††
--Dreyfus U.S. Equity Fund***††
--Dreyfus Select Managers Small Cap Value Fund***

The Dreyfus/Laurel Funds Trust	December 20, 2005
(Revised as of July 15, 2009)
--Dreyfus International Bond Fund***††
--Dreyfus Equity Income Fund***
--Dreyfus Global Equity Income Fund***††
--Dreyfus Emerging Markets Debt Local Currency Fund***††

The Dreyfus/Laurel Funds, Inc.	April 20, 2006
(Revised as of September 30, 2009)
--Dreyfus Strategic Income Fund***††

_______________

*	Class A, Class B and Class C only.
**	The Fund also offers Class J shares only to shareholders who received Class J shares in exchange for shares of its predecessor fund as a result of the reorganization of such fund.
***           Class A, Class C and Class I only.
#
The Fund also offers Class Z shares only to shareholders who received Class Z shares in exchange for their shares of Dreyfus Balanced Fund, Inc. as a result of the reorganization of such fund and who continue to maintain accounts with the Fund at the time of purchase.  In addition, certain broker-dealers and other financial institutions maintaining accounts with Dreyfus Balanced Fund, Inc. at the time of the reorganization of such fund may open new accounts in Class Z shares of the Fund on behalf of qualified retirement plans and wrap accounts or similar programs.

##
The Fund also offers Class Z shares only to shareholders of the Fund with Fund accounts that existed on September 30, 2008 (the date of the implementation of the Fund's multiple class distribution structure) and who continue to maintain accounts with the Fund at the time of purchase.  In addition, certain broker-dealers and other financial institutions maintaining accounts with the Fund at that time may open new accounts in Class Z shares of the Fund on behalf of qualified retirement plans and wrap accounts or similar programs.

†
The following services are not available to Fund shareholders: Dreyfus Auto-Exchange Privilege; Dreyfus-Automatic Asset Builder®; Dreyfus Government Direct Deposit Privilege; Dreyfus Payroll Savings Plan; Dreyfus Dividend Options; Automatic Withdrawal Plan; and Letter of Intent.

††	The Fund offers Class I shares to certain funds in the Dreyfus Family of Funds.
‡
Class I shares of the Fund are subject to an administrative services fee of up to 0.15% payable to certain financial intermediaries, including affiliates, who provide sub-administration, recordkeeping and/or sub-transfer agency services to beneficial owners of the Fund's Class I shares.

SCHEDULE B

Front-End Sales Charge--Class A Shares--Effective December 1, 1996, the public offering price for Class A shares, except as set forth below, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	5.75	6.10
$50,000 to less than $100,000	4.50	4.70
$100,000 to less than $250,000	3.50	3.60
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge--Class A Shares--Shareholders Beneficially Owning Class A Shares on November 30, 1996 and Class A Shares of Dreyfus International Bond Fund, Dreyfus Total Return Advantage Fund, Dreyfus Intermediate Term Income Fund, Dreyfus Emerging Markets Debt Local Currency Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Standish Global Fixed Income Fund--For shareholders who beneficially owned Class A shares of a Fund on November 30, 1996 and for Class A shares of Dreyfus International Bond Fund, Dreyfus Total Return Advantage Fund, Dreyfus Intermediate Term Income Fund, Dreyfus Emerging Markets Debt Local Currency Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Standish Global Fixed Income Fund, the public offering price for Class A shares of such Funds, except as set forth below, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge--Class A Shares of Dreyfus Active MidCap Fund Only--For shareholders who beneficially owned Class A shares of Dreyfus Premier Aggressive Growth Fund on December 31, 1995* and who received Class A shares of Dreyfus Active MidCap Fund (formerly, Dreyfus New Leaders Fund) as a result of the merger of such fund into Dreyfus Active MidCap Fund on March 28, 2003, the public offering price for Class A shares of Dreyfus New Leaders Fund (for as long as the shareholder's account is open) shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $100,000	3.00	3.10
$100,000 to less than $250,000	2.75	2.80
$250,000 to less than $500,000	2.25	2.30
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge--Class A Shares--Shareholders Who Received Class A Shares of a Fund in Exchange for Class T Shares of the Fund on February 4, 2009--For shareholders who received Class A shares of a Fund in exchange for Class T shares of the Fund on February 4, 2009, the public offering price for Class A shares of such Fund, except as set forth below, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.00	2.00
$500,000 to less than $1,000,000	1.50	1.50
$1,000,000 or more	-0-	-0-

*
At a meeting held on March 7, 2003, shareholders of Dreyfus Premier Aggressive Growth Fund voted to merge such Fund into Dreyfus Active MidCap Fund (formerly, Dreyfus New Leaders Fund).  In addition, at a meeting held on December 16, 1996, shareholders of Dreyfus Premier Strategic Growth Fund voted to merge such Fund into Dreyfus Premier Aggressive Growth Fund.  Shareholders of Dreyfus Premier Aggressive Growth Fund who received Class A shares of Dreyfus Active MidCap Fund and shareholders of Dreyfus Premier Strategic Growth Fund who received Class A shares of Dreyfus Premier Aggressive Growth Fund in the respective merger are deemed to have beneficially owned such shares as of the date they beneficially owned Class A shares of the merging Fund for purposes of the front-end sales charge applicable to purchases of Class A shares of Dreyfus Active MidCap Fund by such former shareholders of Dreyfus Premier Aggressive Growth Fund.

Contingent Deferred Sales Charge--Class A Shares--A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 or, with respect to Dreyfus Enterprise Fund, through a "wrap account" or similar program and redeemed within one year of purchase.  The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC.  Letter of Intent and Right of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

Class A Shares of Dreyfus Technology Growth Fund, Dreyfus Strategic Value Fund, Dreyfus Emerging Markets Fund, Dreyfus International Value Fund, Dreyfus Active MidCap Fund (formerly, Dreyfus New Leaders Fund), Dreyfus Intermediate Term Income Fund and Dreyfus Midcap Value Fund Only--Shareholders beneficially owning Class A shares of Dreyfus Technology Growth Fund on April 15, 1999, Dreyfus Strategic Value Fund on May 31, 2001, Dreyfus Emerging Markets Fund on November 11, 2002, Dreyfus International Value Fund on November 14, 2002, Dreyfus New Leaders Fund, Inc. on November 25, 2002, Dreyfus Intermediate Term Income Fund on May 13, 2008 and Dreyfus Midcap Value Fund on May 29, 2008, may purchase Class A shares of such Fund at net asset value without a front-end sales charge and redeem Class A shares of such Fund without imposition of a CDSC.

Shareholders of Dreyfus Aggressive Growth Fund who received Class A shares of Dreyfus Active MidCap Fund (formerly, Dreyfus New Leaders Fund) as a result of the merger of such fund into Dreyfus Active MidCap Fund on March 28, 2003 may purchase Class A shares of Dreyfus Active MidCap Fund at net asset value without a front-end sales charge and redeem Class A shares of Dreyfus Active MidCap Fund without imposition of a CDSC for as long as the shareholder's account is open.

Shareholders of Dreyfus Large Company Value Fund who received Class A shares of Dreyfus Strategic Value Fund as a result of the merger of such fund into Dreyfus Strategic Value Fund on April 18, 2005 may purchase Class A shares of Dreyfus Strategic Value Fund at net asset value without a front-end sales charge and redeem Class A shares of Dreyfus Strategic Value Fund without imposition of a CDSC for as long as the shareholder's account is open.

Shareholders beneficially owning Class A shares of Dreyfus Premier Core Bond Fund on February 29, 2000 who received Class A shares of Dreyfus Intermediate Term Income Fund as a result of the merger of such fund into Dreyfus Intermediate Term Income Fund on May 15, 2008 may purchase Class A shares of Dreyfus Intermediate Term Income Fund at net asset value without a front-end sales charge and redeem Class A shares of Dreyfus Intermediate Term Income Fund without imposition of a CDSC for as long as the shareholder's account is open.

Shareholders of Dreyfus A Bonds Plus, Inc. who received Class A shares of Dreyfus Intermediate Term Income Fund as a result of the merger of such fund into Dreyfus Intermediate Term Income Fund on May 14, 2008 may purchase Class A shares of Dreyfus Intermediate Term Income Fund at net asset value without a front-end sales charge and redeem Class A shares of Dreyfus Intermediate Term Income Fund without imposition of a CDSC for as long as the shareholder's account is open.

SCHEDULE C

Contingent Deferred Sales Charge--Class B Shares--A CDSC payable to the Fund's Distributor shall be imposed on any redemption of Class B shares which reduces the current net asset value of such Class B shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.  No CDSC shall be imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (i) the current net asset value of Class B shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class B shares until the time of redemption of such shares.  Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month.  The following table sets forth the rates of the CDSC, except for Class B shares issued in connection with certain transactions described below:

Year Since Purchase Payment Was Made	CDSC as a % of Amount Invested or Redemption Proceeds
First	4.00
Second	4.00
Third	3.00
Fourth	3.00
Fifth	2.00
Sixth	1.00

For Class B shares issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds or (ii) the reorganization of any such series of The Bear Stearns Funds, where the shares of such series were purchased before December 1, 2003, the following table sets forth the rates of the CDSC for such shares:

Year Since Purchase Payment Was Made	CDSC as a % of Amount Invested or Redemption Proceeds
First	5.00
Second	4.00
Third	3.00
Fourth	3.00
Fifth	2.00
Sixth	1.00
Seventh	0.00
Eighth	0.00

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate.  Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding six years (eight years for certain shares issued in connection with shares originally issued by a series of The Bear Stearns Funds); and finally, of amounts representing the cost of Class B shares held for the longest period of time.

Waiver of CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus.  Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

Amount of Distribution Plan Fees--Class B Shares--Except as otherwise noted, .75 of 1% of the value of the average daily net assets of Class B.  For Dreyfus Intermediate Term Income Fund, .50 of 1% of the value of the average daily net assets of Class B.

SCHEDULE D

Contingent Deferred Sales Charge--Class C Shares--A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase.  The basis for calculating the payment of any such CDSC shall be the method used in calculating the CDSC for Class B shares.  In addition, the provisions for waiving the CDSC shall be those set forth for Class B shares.

Amount of Distribution Plan Fees--Class C Shares--.75 of 1% of the value of the average daily net assets of Class C.

SCHEDULE E

Conversion of Class B Shares--Approximately six years after the date of purchase, Class B shares (other than those issued in connection with certain transactions described below) automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee.  Class B shares issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds or (ii) the reorganization of any such series of The Bear Stearns Funds, where the shares of such series were purchased before December 1, 2003, automatically shall convert to Class A shares approximately eight years after the date of original purchase of such shares from the series of The Bear Stearns Funds.  At the time of conversion, Class B shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B shares (other than Dividend Shares) converting to Class A shares bears to the total Class B shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.